Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CREDO UPDATES DRILLING ACTIVITIES
New Wells Placed on Production in Oklahoma and South Texas
Drilling Scheduled on Seven Prospects
DENVER, COLORADO, May 22, 2007 — CREDO Petroleum Corporation (NASDAQ: CRED) today provided an operational update regarding its fiscal 2007 drilling activities.
Oklahoma and Texas Panhandle—CREDO drills primarily on its significant Northern Anadarko Basin acreage inventory totaling over 75,000 gross acres. Wells generally target the Morrow, Oswego and Chester formations between 7,000 and 11,000 feet. Three wells have recently been completed as producers, and five new wells are expected to be drilled on the acreage in the next 90 days.
The Carmella State #1-23 is the ninth well drilled on the 5,760 gross acre Glacier Prospect in Harper and Woodward Counties, Oklahoma. The 7,500-foot well tested the Morrow formation and encountered 16 feet of productive Morrow sand in two zones. Both zones were opened for production but were not fracture stimulated. The well is currently producing about 1.0 MMcfd (million cubic feet of gas per day). The lower zone contains excellent quality sand and is producing most of the gas. The upper zone will require a fracture stimulation at a later date. CREDO owns a 72% working interest and is the operator.
The Humphreys #1D well is the first well drilled on the Humphreys Prospect in the Texas Panhandle. The wildcat well encountered excellent quality Morrow sands at 11,200 feet, and initially tested at rates of about 3.0 MMcfd. However, a rapid decline in production indicates that the reservoir is limited in size at the well location. The well is currently making about 100 Mcfd (thousand cubic feet of gas per day). Three-dimensional seismic will be used to assess whether the well is separated from a larger reservoir by faulting. The company has recently acquired additional acreage to expand the prospect from 2,500 to 3,780 gross acres, and further drilling is expected. CREDO owns a 25% working interest.
James T. Huffman, President, stated, “Although it is disappointing when a high rate well does not hold up, it is encouraging that we have established the presence of a Morrow channel system containing excellent quality sands. This is typical wildcat drilling for Morrow sands similar to our Glacier Prospect where we drilled a dry hole and two marginal wells that ultimately led to discovery of excellent production. We are encouraged by the presence of high quality sands, and have recently added to our acreage position.”

An excellent well has been drilled on the 640 gross acre Loosen Prospect in Canadian County, Oklahoma. The 11,500-foot Hazel well encountered high quality sands in the Redfork and Skinner formations, and is producing approximately 2.0 MMcf and 72 barrels of oil per day. The company owns an overriding royalty interest in the Hazel well that is convertible to a 6.25% working interest at payout. An offset well is scheduled in which the company will own a 16% working interest.
Drilling is currently underway on the fifth well located on the 1,260 gross acre Gage Prospect in Ellis County, Oklahoma. Four producers have previously been completed. The new well will test Morrow sands at 9,500 feet. The company owns a 31% working interest.
Six producing wells have been completed on the 3,840 gross acre Buffalo Creek Prospect in Harper County, Oklahoma. A 3-D seismic survey has recently been completed to better define faulting on the prospect, and another four to six drilling locations have been identified. CREDO owns varying interests in different portions of the prospect ranging from 31% to 45%. The next well is scheduled to commence this month with two additional wells to follow shortly thereafter.
In Carter County, Oklahoma, the company is continuing to develop its Southeast Hewitt Waterflood Unit. To date, the unit has produced 550,000 barrels of oil from the waterflood, and it continues to significantly outperform initial expectations. A 6,250-foot development well has been scheduled that is expected to significantly increase production over the current rate of 264 barrels of oil per day. Credo owns a 17% interest.
A third well will be drilled this month on the 1,260 gross acre Saddle Prospect in Harper County, Oklahoma. The well will test Morrow sands at 6,700 feet. The company owns a 61% working interest and is the operator.
South Texas—Two prospects have been drilled in the South Texas program and both resulted in producers. Another prospect is being readied for drilling, and four prospects are currently being marketed to drilling participants.
A 10,500-foot wildcat well has been completed on the Robertson Prospect in Hidalgo County. The well encountered two Upper Frio sands that appear to be productive. The well is completed in the lower sand and has recently been placed on production at the rate of 450 Mcfd. The production rate is temporarily curtailed pending resolution of pipeline issues. Pressure data indicates that the reservoir may be limited in size. The remaining up-hole sand will be evaluated at a later date. The company owns a 37.5% working interest.
In Jim Hogg County, a 7,200-foot wildcat well targeting the Queen City sand has recently been completed on the Vela Prospect. Although the Queen City formation was not productive, the well encountered productive gas sands at about 2,650 feet which tested at the rate of about 220 Mcfd. In addition to cash consideration, the company retained a carried interest in the drilling and completion of the well and owns a 15% working interest before payout and 7.5% after payout. The company has preserved its right to participate in additional drilling on the prospect based on the retained interest.

Drilling is expected to commence in the next few months on the West Mestena Prospect in Jim Hogg County. The wildcat well will target Queen City sands at about 8,500 feet. The company has elected not to participate in the initial test well but has preserved its option to participate in future drilling for its full 37.5% interest.
Four prospects are in the process of being marketed to drilling participants, one of which is a wildcat prospect in Hidalgo County that will test Upper Frio sands at 12,500 feet. A nearby development prospect will also test Upper Frio sands at 10,500 feet. Two wildcat prospects in Jim Hogg County will test Wilcox sands at 15,000 and 17,000 feet, respectively. The company is marketing its interest in the prospects for cash consideration and a carried interest on the initial test well to be drilled on each prospect. The company will preserve its option to participate in future drilling for a portion of its interest.
Huffman further stated, “The South Texas drilling program has enormous potential which could substantially increase CREDO’s reserves and production. The deep Wilcox prospects are in an area where fields have made several hundred billion cubic feet of gas. We will reduce our risk in these expensive ($10,000,000) wells by retaining a 9% to 18% carried interest in the test wells. We will also preserve our option to participate in future drilling if the wildcat wells are successful. Even a small interest in a good Wilcox discovery will have an profound impact on our growth.”
North-Central Kansas—The company owns interests ranging from 12.5% to 100% in three different drilling projects encompassing about 30,000 gross acres on the Central Kansas uplift. The acreage is located in a prolific oil producing area where 3-D seismic has recently proven to be an effective exploration tool. Drilling targets the Lansing-Kansas City formation at 3,500 to 4,000 feet. Well costs are moderate at about $300,000.
To date, six wells have been drilled on the largest of the three projects comprising 21,000 gross acres and located in Graham and Sheridan Counties, Kansas. One well is a producer and five are dry holes. The new producer is an outstanding well, still making 105 barrels of oil per day after six months on production. At least two development wells are expected to be drilled offsetting the new discovery. Credo owns a 30% working interest.
Seismic data is currently being reprocessed and re-evaluated to incorporate information obtained from drilling the initial wells. The company believes drilling results will improve as it gains additional experience in the area. The two other projects are being readied for evaluation using 3-D seismic. If seismic results are favorable, initial drilling should commence later this year.
Management Comment—“Our drilling program provides good diversification in terms of regions, depth, cost, risk and reserve and production potential,” Huffman said. “Each project has the potential to make a significant contribution to our future growth. The South Texas project, in particular, provides the opportunity to add very substantial production and reserves.”
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For more information about the company, visit http://www.credopetroleum.com.

Contact:	James T. Huffman
President
or
David E. Dennis
Chief Financial Officer
303-297-2200
Web Site:	www.credopetroleum.com
CREDO Petroleum Corporation is a publicly traded independent energy company headquartered in Denver, Colorado. The company is engaged in the exploration for and the acquisition, development and marketing of natural gas and crude oil in the Mid-Continent and Rocky Mountain regions. The company’s stock is traded on the NASDAQ System under the symbol “CRED” and is quoted daily in the “NASDAQ Capital Market” section of The Wall Street Journal.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future. Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements. Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s 2005 Annual Report on Form 10-K for more information. Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.